Exhibit 10-AR

AGREEMENT FOR CHANGE-OF-CONTROL BENEFIT

This Agreement for Change-of-Control Benefit (the “Agreement”) is entered into effective September 5, 2006 and January 2, 2007 (the “Effective Date”) between Thomas Lawlor, President, Patient Division and Christopher Lindop, Vice President and Chief Financial Officer, respectively, who is a member of the Haemonetics Corporation Operating Committee (the “Executive”), and who resides at            (intentionally blank contained in each original) , and Haemonetics Corporation (the “Company”), a Massachusetts corporation with its principal executive offices at 400 Wood Road, Braintree, Massachusetts 02184.

For so long as Executive remains a member of the Company’s Operating Committee, then

1. If, following a “Change of Control” (as defined below), Executive’s full time position with the Company is eliminated or permanently transferred to a location other than its present location, and following such elimination or transfer, the Company does not offer to employ Executive in a comparable or better position in Executive’s current location, on a full-time basis, at a comparable or better rate of pay, then Executive shall be considered to have been constructively terminated and shall be entitled to a severance payment and benefits as provided  below.

 2. For purposes of this Agreement, a “Change of Control” shall mean a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is, in fact, required to comply therewith; provided that, without limitation, such a Change of Control for purposes of this Agreement shall be deemed to have occurred if:

(i)       any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholder of the Company in substantially the same proportions as their ownership of stock of the Company is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company’s then outstanding securities;

(ii)      the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as herein above defined) acquires 50% or more of the combined voting power of the Company’s then outstanding securities; or

(iii)     the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

3. Upon termination, a severance payment shall be paid to Executive, in lump sum, in an amount which equals 2 times the Executive’s then current annualized Base Salary and target bonus.

4. To the extent permitted by law and applicable insurance policies or plans, the Company shall allow Executive to continue to participate in the Company’s medical and dental plans for a period of twelve months from termination of employment, at employee contribution rates applicable to other Company employees of the same coverage election, provided however that as to U.S. based Executives, to the full extent permitted by law, such continued participation in the Company’s medical and dental plan shall satisfy twelve months of the Executive’s rights to any COBRA benefit. If continuation of health care coverage is not permitted, then the Company shall pay Executive the cash value of substantially equivalent health care benefits received by Executive prior to the Change of Control.

5. The Company shall provide to Executive substantially equivalent benefits or, at Executive’s election, the cash value of substantially equivalent benefits provided by Company’s life insurance and disability insurance policies, for a period of twelve months from termination of employment, at employee contribution rates applicable to other Company employees of the same coverage election.

6.  In the event it shall be determined that any payment(s) or distribution(s) by the Company to or for the Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this provision) (collectively, a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (including any succeeding provision) and/or any regulations, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive shall retain an amount of the Gross-Up Payment equal to the Excise Tax (including any interest or penalties imposed with respect to such taxes) imposed upon the Payment.  The Executive shall cooperate with the Company in providing information concerning Executive’s personal federal, state and local income tax rate reasonably needed by the Company to calculate the Gross-Up Payment.

7. The benefits provided herein shall supercede any prior arrangement on Change of Control benefits contained in any written employment agreement between the Executive individually and the Company, but shall not supercede such benefits under other arrangements, including (but not limited to) accelerated vesting of benefits under any equity compensation arrangements of the Company.  To the extent that such benefits are superceded in any such written employment agreement, the remaining terms of such employment agreement shall remain in full force and effect.  Nothing herein shall constitute an agreement to offer employment or maintain employment of Executive.

8. Executive shall serve on the Company’s Operating Committee at the exclusive discretion of the President and CEO, and nothing herein shall constitute an agreement to maintain Executive’s membership on the Operating Committee.

9. This Agreement may not be amended except in a written instrument, signed by both parties.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement under seal as of the date first above written.

HAEMONETICS CORPORATION
By:

Brad Nutter
President and CEO
Date:

EXECUTIVE

(signed by respective executives)
[NAME]
[TITLE]
Date: